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TABLE OF CONTENTS

Filed Pursuant to Rule 424(b)(3) Registraiton File No. 333-110032

PROSPECTUS

ISONICS CORPORATION

        This Prospectus relates to our prospective issuance of up to 3,762,720 shares of common stock underlying issued and issuable warrants to purchase our common stock (our Class B Warrants and Class C Warrants) and an additional 1,780,110 Class C Warrants that are issuable upon the exercise of outstanding Class B Warrants.

        The Class B Warrants are exercisable at $1.50 per share through December 29, 2006, to purchase one share of common stock and one Class C Warrant. The Class C Warrants are exercisable at $2.50 per share through December 29, 2006, to purchase one share of common stock. We may redeem our outstanding Class B and Class C Warrants for $0.10 each if our common stock trades at or above $3.75 per share for any 20 of 30 consecutive trading days provided a registration statement permitting the exercise of those warrants is then current and in effect. Our common stock is listed for trading on the Nasdaq SmallCap Market under the symbol "ISON." On July 29, 2005, our common stock's last reported sale price on the Nasdaq SmallCap Market was $3.43 per share. Our Class B Warrants and Class C Warrants are eligible for trading under the symbols ISONL and ISONZ, respectively.

        An investment in our Class B Warrants, Class C Warrants and our common stock involves a high degree of risk. See "Risk Factors" beginning on Page 6. In deciding whether to exercise the warrants you hold or hold, purchase or sell our common stock, you should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with any information that is different from this information. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        Only residents of states in which we have qualified the Class C Warrants and the underlying shares of common stock may exercise their Class B Warrants or Class C Warrants or purchase our common stock or Class B Warrants under this Prospectus. When you exercise the Class B Warrants or Class C Warrants, you will have to provide us information as to your state of residence. We may seek qualification from time-to-time in other states. You may call Isonics Corporation at 303-279-7900, to determine whether your state of residence has been included. This Prospectus is not an offer to purchase or exercise these securities and it is not soliciting an offer to purchase or exercise these securities in any state where the purchase or exercise is not permitted.

The date of this Prospectus is August 24, 2005.

TABLE OF CONTENTS

DOCUMENTS INCORPORATED BY REFERENCE
NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
PROCEDURE FOR EXERCISE OF THE WARRANTS AND TAX ASPECTS
PLAN OF DISTRIBUTION
DESCRIPTION OF SECURITIES
SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION
EXPERTS
LEGAL MATTERS

        You should rely only on the information contained in this prospectus or any accompanying supplemental prospectus and the information specifically incorporated by reference. We have not authorized anyone to provide you with different information or make any additional representations. This is not an offer of these securities in any state or other jurisdiction where the offer in not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each such document.

DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" the information in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. These documents provide a significant amount of information about us. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering.

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  Our Annual Report on Form 10-KSB for the fiscal year ended April 30, 2005.

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  Our Current Reports on Form 8-K, reporting events of:

    May 16, 2005,
    May 27, 2005,
    June 2, 2005,
    June 10, 2005,
    July 7, 2005,
    July 20, 2005,
    July 27, 2005, and
    August 1, 2005

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  Our Registration Statement on Form 8-A filed on August 20, 1997, registering our common stock and other securities registered under the Securities Exchange Act of 1934, as amended by Forms 8-A filed on March 10, 2000, May 30, 2000, May 11, 2001, May 14, 2001, August 1, 2001, and June 15, 2005.

        You may request a copy of these filings or a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, at no cost, by writing us or calling us at the following address and telephone number:

    Isonics Corporation
    5906 McIntyre Street
    Golden, CO 80403
    Attn: Secretary
    Telephone No.: (303) 279-7900
    Facsimile No.: (303) 279-7300

        Additionally, the documents are available electronically in the EDGAR database on the web site maintained by the SEC. You can find this information at http://www.sec.gov. You may also read and copy any materials we have filed with the SEC at the SEC's public reference room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

        In our effort to make the information in this prospectus more meaningful, this prospectus contains both historical and forward-looking statements. All statements other than statements of historical fact are forward-looking statements within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this prospectus are not based on historical facts, but rather reflect the current expectations of our management concerning future results and events.

        The forward-looking statements generally can be identified by the use of terms such as "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "will" or other similar words or phrases.

Similarly, statements that describe our objectives, plans or goals are, or may be, forward-looking statements.

        Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Isonics to be different from any future results, performance and achievements expressed or implied by these statements. You should review carefully all information, including the financial statements and the notes to the financial statements included in this prospectus. In addition to the factors discussed under "Risk Factors," the following important factors could affect future results, causing the results to differ materially from those expressed in the forward-looking statements in this prospectus:

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  demand for, and acceptance of, our products;

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  our continuing negative cash flow and operating losses;

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  changes in development, distribution and supply relationships;

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  the impact of competitive products and technologies;

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  the risk of operations in Russia, the Republic of Uzbekistan, and the Republic of Georgia;

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  dependence on future product development;

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  the possibility of future customer concentration;

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  our dependence on key personnel;

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  the volatility of our stock price; and

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  the impact of new technologies.

        These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in the forward-looking statements in this prospectus. Other unknown or unpredictable factors also could have material adverse effects on our future results. The forward-looking statements in this prospectus are made only as of the date of this prospectus and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. We cannot assure you that projected results will be achieved.

PROSPECTUS SUMMARY

        You should read the following summary together with the more detailed information regarding our company and the common stock being offered, as well as our financial statements and notes to those statements appearing in the documents incorporated by reference.

Isonics Corporation

        We are an advanced materials and technology company focusing on the supply of isotopes for life sciences and health-care applications, homeland security and the manufacturing and reclamation of silicon wafers and the manufacturing of silicon-on-insulator ("SOI") wafers to the semiconductor industry. Our common stock is traded on the Nasdaq SmallCap Market under the symbol "ISON". The market for our stock has historically been characterized generally by broad price and volume volatility. We cannot give any assurance that a stable trading market will develop for our stock.

        The address of our principal executive offices and our telephone and facsimile numbers at that address are as set forth on a previous page.

        We currently conduct some of our operations through four wholly owned subsidiaries and one partially owned subsidiary. The following chart provides some information about those subsidiaries:

Name and Headquarters	Place of Formation	Ownership Percentage	Business
Chemotrade GmbH Dusseldorf, Germany	Germany	100%	Chemotrade GmbH ("Chemotrade") is a value-added re-seller of stable and radioactive isotopes. It supplies radioactive isotopes for pharmaceutical and industrial research as well as for industrial and medical imaging, calibration sources and for cancer therapy (brachytherapy) applications. Additionally, Chemotrade supplies various stable isotope labeled compounds for pharmaceutical research and drug design, as well as oxygen-18 for use in producing a radioisotope used in positron emission tomography. Chemotrade's market is primarily Europe, but sales are also made to North America and Asia.
IUT Detection Technologies, Inc.	Colorado, USA	85%
			IUT Detection Technologies, Inc. ("IUTDT") owns and we anticipate will commercialize the detection technology that we acquired from the Institut fur Umwelttechnologien GmbH ("IUT"). This trace and bulk detection technology is anticipated to be used to detect various types of explosives. We own our interest in IUTDT through Isonics Homeland Security and Defense Corporation "(HSDC").
Isonics Homeland Security and Defense Corporation	Delaware, USA	100%	HSDC was formed in October 2004 and it coordinates our efforts in the homeland security market.
Isonics Vancouver, Inc.	Washington, USA	100% (subject to a security interest to Silver Silicon, Ltd.)	Isonics Vancouver, Inc. ("IVI") operates our SOI and silicon wafer fabrication and reclamation plant in Vancouver, Washington
Protection Plus Security Consultants, Inc.	New York, USA	100%	Protection Plus Security Consultants, Inc. ("PPSC," which was acquired on May 16, 2005) is a provider of advanced security and investigative services for leading business and institutions.

        The foregoing does not include our minority ownership in two companies:

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  IUT, an entity based in Berlin, Germany, which performs research and development, and manufacturing of radioisotopes. We have an 8% interest in IUT through Chemotrade, and we are engaged in negotiations to acquire the remaining 92% interest.

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  Interpro Zinc, LLC, a Colorado entity that engages in the research and development for the recovery and recycling of zinc metal from various sources. We have a 25% interest in this entity. Interpro Zinc, LLC has suspended its operations due to a lack of funding and it is unclear as to if or when it will resume such operations.

Our Securities

        Currently our common stock, Class B common stock warrants, and Class C common stock warrants are registered under the Securities Exchange Act of 1934, as amended and are quoted under the following symbols:

Common stock:	ISON
Class B warrants:	ISONL
Class C warrants:	ISONZ

        As of July 31, 2005, there were 30,431,701 shares of our common stock, 6,666 shares of our Series A Convertible Preferred Stock ("Series A Stock") and 10,000 shares of our Series E Convertible Preferred Stock ("Series E Stock") outstanding. We also had outstanding convertible debentures, common stock purchase warrants, and options to acquire common stock. See "Description of Securities" commencing on page 15, of this Prospectus.

Securities Being Offered

        Securities are being offered pursuant to this Prospectus by Isonics (referred to as "we" or "us"). We are offering up to:

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  1,780,110 shares of common stock underlying our outstanding Class B Warrants;

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  1,780,110 Class C Warrants underlying our outstanding Class B Warrants; and

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  1,982,610 shares of common stock underlying 202,500 issued and 1,780,110 unissued Class C Warrants.

        The Class B Warrants are exercisable at $1.50 per share. The Class C Warrants are exercisable at $2.50 per share. The Class B Warrants and the Class C Warrants expire on December 29, 2006

        We issued 1,350,000 restricted Class B Warrants in December 2000 and in July 2001 in a private placement made to accredited investors only. There was no underwriter, placement agent, or finder utilized in connection with that placement. The original purchasers have sold many of those warrants pursuant to this prospectus or Rule 144(k). All of the remaining warrants are eligible for Rule 144(k) and therefore are not included in this Prospectus. Each of the Class B Warrants issued in December 2000 and July 2001 were issued as "restricted securities" as that term is defined in Rule 144 adopted by the Securities and Exchange Commission under the Securities Act of 1933.

RISK FACTORS

        An investment in and ownership of our common stock and/or common stock warrants is one of high risk. You should carefully consider the risks described below before deciding whether to exercise your warrants, or to invest in or continue to hold our common stock. If any of the contingencies discussed in the following paragraphs or other materially adverse events actually occur, the business, financial condition and results of operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you could lose all or part of your investment.

We have historically had severe working capital shortages, even following significant financing transactions.

        While our working capital has improved significantly as we have raised capital totaling more than $31,000,000 (net of expenses) during fiscal 2005, we have had working capital shortages in the past. In addition, our operating losses have continued through our 2005 fiscal year and can be expected to continue through our 2006 fiscal year. We do however believe that we have sufficient funding at July 31, 2005 to continue our operations in accordance with our business plan, as set forth in this report, through our 2006 fiscal year and beyond. However, our outstanding convertible debentures contain significant restrictions on our ability to raise any additional capital for so long as the debentures are outstanding and ultimately, our ability to finance our operations will depend on our ability to generate revenues that exceed our expenses. Although we believe we are on a path to that end, we cannot offer any assurance that we will be able to succeed in reaching that goal.

Unless we are able to develop and sell new products profitably, we may be unable to remain competitive, furthering the likelihood that our losses and negative cash flow will continue.

        We have not operated profitably since our 1996 fiscal year. We recognized net income for the year ended April 30, 2000, only because of the gain recognized on the sale of our depleted zinc assets to Eagle-Picher Technologies, LLC.

        Our ability to generate additional revenues (and ultimately net income) is dependent upon the success of our homeland security and semiconductor operations and our ability to develop new products, including those that use stable and radioactive isotopes while marketing and selling those products profitably. To date, our SOI operations and our wafer reclamation operations have been a significant cash drain and, while we are taking steps to reduce the costs of the operation and to increase the revenues (including the launch of our 300 mm product line), we cannot offer any assurance that the measures we have taken will be successful or that the silicon wafer operations will ever be profitable.

        We may be unable to develop products that can be profitably marketed and sold, which may prevent us from paying creditors as debts are due, and, in turn, may materially impact our ability to continue our business operations. We are currently dependent on our continuing revenues and increasing orders to improve our operating results and our cash payments from our customers to provide working capital. To the extent orders and deliveries are reduced because of changing customer needs or our inability to supply product, or to the extent payments from customers are reduced because of adverse financial conditions affecting our customers, we will be adversely affected.

        It is possible that the following circumstances may develop and may adversely impact our available working capital and materially impact our ability to continue our business operations:

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  unanticipated expenses in developing our new products or in producing or marketing our existing products;

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  the necessity of having to protect and enforce our intellectual property rights;

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  technological and market developments; or

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  a corporate decision to expand our production capacity through capital investment or acquisition.

        We may not be able to obtain equity or debt financing on reasonable terms when we need such financing. The unavailability of additional financing, when needed, could have a material adverse effect on our business.

We have raised capital and issued shares during the years ended April 30, 2005 and 2004, and subsequently which has resulted (or may in the future when warrant exercises or conversions occur result) in dilution to our existing shareholders. This was necessary in order to provide necessary working capital or obtain assets and services. We will likely issue more shares to raise additional capital or to obtain other services or assets, any of which may result in substantial additional dilution.

        During the course of the last two fiscal years and the current fiscal year, we have raised in excess of $37,000,000 of working capital (net of issuance costs) to finance our business operations and acquisitions. We have raised this capital by issuing convertible debentures, shares of common stock, convertible preferred stock, common stock warrants to accredited investors and as compensation to investment bankers making introductions to the accredited investors and the exercise of previously issued common stock warrants and stock options. During this same period of time, we have issued common stock warrants and shares of common stock to several persons in exchange for their promises to perform investment banking and financial advisory services to us. In many cases, these issuances were below the then-current market prices and can be considered dilutive to our existing shareholders—both as a reduction of their percentage ownership in Isonics and because of issuances that will be, when warrants are exercised or preferred stock or debentures are converted, at prices below the market.

        If we raise additional working capital, we will likely have to issue additional shares of our common stock and common stock warrants at prices that may dilute the interests of our existing shareholders.

Operations in Russia, the Republic of Uzbekistan, and the Republic of Georgia may be disrupted because of a volatile political and economic climate beyond our control, which could adversely affect our supply of raw materials.

        Operations in Russia, the Republic of Uzbekistan, and the Republic of Georgia entail risks. The former republics of the Soviet Union including Uzbekistan and Georgia are experiencing political, social and economic change as they obtain independence from the former central government in Moscow. Some of the republics, including Russia, Uzbekistan and Georgia, are attempting to transition from a central-controlled economy toward a market-based economy. These changes have involved, in some cases, armed conflict, and the risk of continued instability has increased since the terrorist attacks on the United States of September 11, 2001 and the commencement of the wars in Iraq and Afghanistan. Although Uzbekistan borders Afghanistan, the activities in Afghanistan have not impacted our supply of isotopes. Political or economic instability in these republics may continue or worsen. The price, availability, quality, quantity, ability to export and supply of stable and radioactive isotopes could be directly affected by political, economic and military conditions in Russia, Uzbekistan and Georgia.

        We are dependent on suppliers from Russia, Uzbekistan, and Georgia for approximately 95% of both our stable isotopes and our radioisotopes. Accordingly, our operations could be materially adversely affected if hostilities in Russia, Uzbekistan, or Georgia should occur, if trade between Russia, Uzbekistan and/or Georgia and the United States were interrupted or ceased, if political conditions in Russia, Uzbekistan or Georgia disrupt transportation or processing of our goods, if laws or government policies concerning foreign business operations in Russia, Uzbekistan or Georgia change substantially, or if tariffs are introduced.

Historically we have depended upon few customers for a significant portion of our revenues and our business could have been materially and adversely affected if we lost any one of those customers.

        As a result of the acquisition of PPSC, we expect that we will significantly increase our revenues for fiscal 2006. As a result, we expect to significantly decrease our reliance on a few customers for a significant portion of our revenues. While we still expect to have a few customers comprising a significant portion of our revenues, we expect that none of them will be greater than 10% of total revenues in fiscal 2006. However, significant reductions in sales to any of these large customers have had, and may in the future have, an adverse effect on us by reducing our revenues and our gross margins. Present or future customers could terminate their purchasing patterns with us or significantly change, reduce or delay the amount of isotopes or other products ordered from us.

We have realized increased expenses, reduced revenues, and longer than anticipated delays in integrating past business acquisitions into our operations, and we may face similar difficulties with future acquisitions as well.

        We experienced increased costs and delays in integrating the operations of the business and assets we acquired from Encompass Materials Group, Ltd. ("EMG") in June 2004, and we also realized revenues that were significantly reduced from that which we had anticipated. Regardless of the extent of our planning, we may recognize increased costs and delays, and reduced revenues, when integrating current or future business acquisitions (including PPSC, completed in May 2005) into our business operations and strategy. While we believe that we have and will continue to plan for integration of business operations to the best of our ability, we cannot offer any assurance that any or all such efforts will proceed as anticipated. If efforts at integrating the business and assets of PPSC and other businesses and assets that we may acquire in the future achieve similar difficulties as we realized in the integration of the EMG business and assets, we may have unanticipated expenses, delays and revenue reductions.

If demand for any of our products grows suddenly, we may lack the resources to meet demand or we may be required to increase our capital spending significantly.

        We have experienced, and may again experience, periods of rapid growth that place a significant strain on our financial and managerial resources. Through our marketing efforts we have increased the number and type of products we offer to our customers in our effort to replace the cash flow reduction that occurred as a result of the sale of our depleted zinc operations, and we are continuing to look for new products to offer. Through our research and development efforts we are also attempting to develop additional products and lines of business. Our ability to manage growth effectively, particularly given our increasing scope of operations, will require us to continue to implement and improve our management, operational and financial information systems, and will require us to develop the management skills of our personnel and to train, motivate and manage our employees. Our failure to effectively manage growth could increase our costs of operations and reduce our margins and liquidity, which could have a material adverse effect on our business, financial condition and results of operations.

Because we are dependent upon our key personnel for our future success, if we fail to retain or attract key personnel, our business will be adversely affected.

        Our future success will depend in significant part upon the continued service of our key technical, sales and senior management personnel, including James E. Alexander, our President and Chief Executive Officer; Boris Rubizhevsky, our Senior Vice President and President of HSDC, Lindsay A. Gardner, our Vice President of Corporate Development and Life Sciences and Hans Walitzki, our Vice President of Advanced Wafer Technology. We have obtained $1,000,000 of key man life insurance on the lives of Mr. Alexander and Mr. Rubizhevsky. Currently both Mr. Alexander and Mr. Rubizhevsky are covered by employment agreements that are renewable on an annual basis. Ms. Gardner is covered by an employment agreement with an indefinite term that provides at-will employment, terminable at any time by either party. Dr. Walitzki is covered by an employment agreement through November 2006.

        We believe that our future success will also depend upon our ability to attract and retain other qualified personnel for our operations. The failure to attract or retain such persons could materially adversely affect our business, financial condition and results of operations.

We may not be able to protect our intellectual property, which would reduce our competitive advantage.

        We rely primarily on a combination of patents and patent applications, trade secrets, confidentiality procedures, and contractual provisions to protect our technology. Despite our efforts to protect our technology, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our technology and products is difficult. In addition, the laws of many countries do not protect our rights to information, materials and intellectual property that we regard as proprietary and that are protected under the laws of the United States. We may not be able to protect our proprietary interests, or our competitors may independently develop similar technology or intellectual property. If either one of these situations occurs, we may lose existing customers and our business may suffer.

        The validity of any of the patents licensed to us, or that may in the future be owned by us, may not be upheld if challenged by others in litigation. Further, our products or technologies, even if covered by our patents, may infringe upon patents owned by others. We could incur substantial costs in defending suits brought against us, or any of our licensors, for infringement, in suits by us against others for infringement, or in suits contesting the validity of a patent. Any such proceeding may be protracted. In any suit contesting the validity of a patent, the patent being contested would be entitled to a presumption of validity and the contesting party would be required to demonstrate invalidity of such patent by clear and convincing evidence. If the outcome of any such litigation were adverse to our interests, our liquidity and business operations would be materially and adversely affected.

We face technological change and intense competition both domestically and internationally which may adversely affect our ability to sell our products profitably.

        Although we do not believe that any entity produces a complete range of stable enriched isotopes for commercial sale, many of our competitors have significantly greater funding than do we and may be able to develop products which are competitive with our products.

        Further, it is possible that future technological developments may occur. The market for our homeland security products and our isotope products is characterized by rapidly evolving technology and a continuing process of development. Our future success will depend upon our ability to develop and market our homeland security and isotope products that meet changing customer and technological needs on a cost effective and timely basis. If we fail to remain competitive by anticipating the needs of our customers and our customers contract with other suppliers, our revenues and resulting cash flow could be materially and adversely affected.

We could be subject to environmental regulation by federal, state and local agencies, including laws that impose liability without fault, which could produce working capital shortages and lessen shareholders' equity.

        We could become subject to a variety of federal, state, and local environmental regulations relating to the use, storage, discharge and disposal of hazardous chemicals used during manufacturing processes, although we do not believe that there is any such regulation directly applicable to our current operations. Regulations that become applicable to our operations in the future could restrict our ability to expand our facilities or could require us to acquire costly equipment or to incur other significant expenses to comply with governmental regulations. Historically, our costs of compliance with environmental regulations have not been significant.

We are controlled by only a few officers and directors and, consequently, purchasers of our shares will have little ability to elect or control our management.

        Even if all outstanding warrants and stock options are exercised and convertible securities are exchanged for common stock, our directors and officers will beneficially own 14.3% of the outstanding shares of common stock as of July 31, 2005, and, accordingly, may have the ability to elect a majority of the directors of Isonics and otherwise control the company. As a result, such persons, acting together, will have the ability to substantially influence all matters submitted to stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of substantially all of our assets, and to control our management and affairs. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation or takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would be beneficial to other stockholders.

We risk exposing ourselves to an above-policy limit product liability claim, which could adversely affect our working capital, shareholders' equity and profitability.

        The use of our radioisotopes in radiopharmaceuticals and in clinical trials may expose us to potential product liability risks that are inherent in the testing, manufacture, marketing, and sale of human diagnostic and therapeutic products. We currently have product liability insurance; however, there is a risk that our insurance would not cover completely or would fail to cover a claim, in which case we may not have the financial resources to satisfy such claims, and the payment of claims would require us to use funds that are otherwise needed to conduct our business and make our products.

Our common stock is vulnerable to pricing and purchasing actions that are beyond our control and, therefore, persons acquiring or holding our shares or warrants may be unable to resell their shares at a profit as a result of this volatility.

        The trading price of our securities has been subject to wide fluctuations in response to quarter-to-quarter variations in our operating results, our announcements of technological innovations or new products by us or our competitors, and other events and factors. The securities markets themselves have from time to time and recently experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. Announcements of delays in our testing and development schedules, technological innovations or new products by us or our competitors and developments or disputes concerning patents or proprietary rights could have a significant and adverse impact on such market prices. Regulatory developments in the United States and foreign countries, public concern as to the safety of products containing radioactive compounds, economic and other external factors, all affect the market price of our securities. In addition, the realization of any of the risks described in these "Risk Factors" could have a significant and adverse impact on such market prices.

SEC penny stock regulations may limit the ability to trade our securities on the Nasdaq SmallCap Market.

        Although our common stock is currently quoted on the Nasdaq SmallCap Stock Market, our common stock has in the past been subject to additional disclosure requirements for penny stocks mandated by the Securities Enforcement Remedies and Penny Stock Reform Act of 1990. The SEC Regulations generally define a penny stock to be an equity security that is not traded on the Nasdaq Stock Market and has a market price of less than $5.00 per share. We have, at times in the past, been included within the SEC Rule 3a-51 definition of a penny stock. When our common stock is considered to be a "penny stock", trading is covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, for non-Nasdaq and non-national securities exchange listed securities.

        Under this rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written disclosure to, and suitability determination for, the purchaser and receive the purchaser's written agreement to a transaction prior to sale. The regulations on penny stocks limit the ability of broker-dealers to sell our common stock and thus the ability of purchasers of our common stock to sell their securities in the secondary market. To the extent we are able to maintain our listing on the Nasdaq SmallCap Stock Market, we will not be subject to these penny stock rules. Reasons for being unable to maintain our listing on the Nasdaq SmallCap Stock Market include:

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  the inability to maintain a bid price for our common stock of $1.00 for the requisite period of time, and

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  the inability to maintain either the minimum stockholders' equity, market capitalization or net income along with the required number of market makers and shareholders necessary for listing.

        Our stock has in the past traded at prices significantly below the $1.00 per share minimum maintenance requirements as recently as August and September 2004. The volatility of our stock price, and our financial condition may result in our failing to meet Nasdaq's requirements in the future. As a result, we could potentially be at risk of Nasdaq action to remove our securities from its SmallCap market. We cannot give any assurance that we will be able to meet the Nasdaq requirements to maintain our SmallCap listing, or that if we do, a stable trading market will develop for our stock or our warrants.

Future sales of our common stock may cause our stock price to decline.

        Our stock price may decline by future sales of our shares or the perception that such sales may occur. As of July 31, 2005, approximately 7,000,000 shares of common stock held by existing stockholders constitute "restricted shares" as defined in Rule 144 under the Securities Act. The restricted shares may only be sold if they are registered under the Securities Act, or sold under Rule 144, or another exemption from registration under the Securities Act.

        Approximately 90% of the restricted shares of our common stock are either eligible for sale pursuant to Rule 144 or have been registered under the Securities Act for resale by the holders. We are unable to estimate the amount, timing, or nature of future sales of outstanding common stock. Sales of substantial amounts of our common stock in the public market may cause the stock's market price to decline.

We have never paid any cash dividends on our common stock and we do not anticipate paying cash dividends on our common stock in the foreseeable future.

        We have never declared or paid a cash dividend on our common stock. We presently intend to retain our earnings, if any, to fund development and growth of our business and, therefore, we do not anticipate paying cash dividends in the foreseeable future (except for an 8% dividend on our Series E Convertible Preferred Stock which is payable periodically for one year from the transaction date on the unconverted shares then outstanding). Additionally, the certificate of designation for the Series A Convertible Preferred Stock and the terms of the convertible debentures issued in February 2005 contain restrictions on our ability to pay dividends to holders of our common stock.

Outstanding Convertible Debentures, Series A and E Convertible Preferred Stock, options and warrants may make it difficult for us to obtain additional capital on reasonable terms.

        As of July 31, 2005, we have 6,666 shares of Series A Stock and 10,000 shares of our Series E Stock outstanding, convertible into 13,332 and a maximum of 1,000,000 shares of our common stock, respectively. In addition, we had outstanding options and common stock warrants for the purchase of up to 7,968,157 shares of common stock at an average exercise price of $2.72 per share. If all of the outstanding options and common stock warrants were to be converted, they would represent approximately 20% of our outstanding common shares on a fully diluted basis (assuming all of our convertible debt and related interest is paid in cash). Future investors will likely recognize that the holders of the options, warrants and the convertible preferred stock will only exercise their rights to acquire our common stock when it is to their economic advantage to do so. Therefore, even with lower current market prices for our common stock, the market overhang of such a large number of warrants, options, and convertible preferred stock may adversely impact our ability to obtain additional capital because any new investors will perceive that the securities offer a risk of substantial potential future dilution.

If we fail to effect and maintain registration of the common stock issued or issuable pursuant to conversion of our convertible preferred stock or certain of our outstanding common stock warrants, we may be obligated to pay the investors of those securities liquidated damages.

        We have various obligations to file and obtain the effectiveness of certain registration statements which include certain outstanding common stock and common stock underlying outstanding convertible preferred stock and common stock warrants. Once effective, the prospectus contained within a registration statement can only be used for a period of time as specified by statute without there being a post-effective amendment filed that has become effective under the Securities Act of 1933.

        Although we have previously met the effectiveness obligation of a registration statement for the exercise of our outstanding Class B and Class C Warrants, that registration statement is not current and cannot be used to exercise the Class B or Class C Warrants. One holder of Class B Warrants has brought a suit against us for the failure to maintain a current and effective registration statement, and this investor may, in the future, be joined by others. It is our goal to achieve effectiveness of this registration statement for the exercise of our outstanding Class B and Class C Warrants, although our ability to do so will be, in some cases, dependent upon others, including the regulatory process at the Securities and Exchange Commission.

        If we fail to meet any obligations we have to have effective and current registration statements available, we may become obligated to pay damages to investors to the extent they may be entitled to damages. We cannot offer any assurances that we will be able to maintain the currency of the information contained in a prospectus or to obtain the effectiveness of any registration statement or post-effective amendments that we may file.

We are subject to an informal investigation brought by the Securities and Exchange Commission and an inquiry from Nasdaq which may adversely affect the market for our stock or our Company.

        In October 2004, we received an inquiry from the Nasdaq Listing Investigation Unit (the "Nasdaq inquiry") which included questions regarding our press releases, our public relations advisors and certain other disclosures that we have made publicly. In December 2004, we received an informal request for information from the Securities and Exchange Commission ("SEC') which asked questions similar to those posed in the Nasdaq inquiry, but which also asked about the termination of Grant Thornton LLP as our independent auditor. We have provided information which we believe to be responsive to all of the questions posed in the Nasdaq inquiry and to the SEC. We have no knowledge, however, whether either investigation will result in any action against us, which action may materially and adversely impact us and our ability to carry on our business.

Provisions in our charter documents could prevent or delay a change in control, which could delay or prevent a takeover.

        Our Articles of Incorporation authorize the issuance of "blank check" preferred stock with such designations, rights, and preferences, as may be determined by our Board of Directors. Accordingly, the Board of Directors may, without shareholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could also be issued to discourage, delay, or prevent a change in our control, although we do not currently intend to issue any additional series of our preferred stock.

Provisions in our bylaws provide for indemnification of officers and directors to the full extent permitted by California law, which could require us to direct funds away from our business and products.

        Our Bylaws provide for indemnification of officers and directors to the full extent permitted by California law, our state of incorporation. We may be required to pay judgments, fines, and expenses incurred by an officer or director, including reasonable attorneys' fees, as a result of actions or proceedings in which such officers and directors are involved by reason of being or having been an officer or director. Funds paid in satisfaction of judgments, fines and expenses may be funds we need for the operation of our business and the development of our products, thereby affecting our ability to attain profitability. This could cause our stock price to drop.

Forward-looking statements may prove to be inaccurate

        In our effort to make the information in this report more meaningful, this report contains both historical and forward-looking statements. All statements other than statements of historical fact are forward-looking statements within the meanings of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this report are not based on historical facts, but rather reflect the current expectations of our management concerning future results and events.

        The forward-looking statements generally can be identified by the use of terms such as "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "will" or other similar words or phrases. Furthermore, statements that describe our objectives, plans, or goals are, or may be, forward-looking statements.

        Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Isonics to be different from any future results, performance and achievements expressed or implied by these statements.

        These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in the forward-looking statements in this prospectus. Other unknown or unpredictable factors also could have material adverse effects on our future results.

USE OF PROCEEDS

        We may receive from $0 to $7,626,690 if all of the common stock warrants are exercised. Assuming (without assurance) that half or all of the common stock warrants are exercised, we expect to use the proceeds for the following in the order of priority set forth below:

  •
  $2,750,000 (if half) to $5,500,000 for continued development of products for and for expenses related to the Homeland Security division,

  •
  $150,000 (if half) to $300,000 for new product development for the Life Sciences division,

  •
  $250,000 (if half) to $500,000 for continued development of products for and for expenses related to the semiconductor division, and

  •
  $663,345 (if half) to $1,326,690 for working capital and general corporate purposes.

        The precise use of these proceeds will change depending on when the proceeds are received. For example, if we receive proceeds from the exercise of warrants in the current or next fiscal quarter, we will likely allocate some of the proceeds to fund the further development of our neutron-based detection system and we may allocate some of the proceeds to costs associated with other announced activities. We cannot offer any assurance, however, that we will receive any proceeds from the exercise of any warrants.

PROCEDURE FOR EXERCISE OF THE WARRANTS AND TAX ASPECTS

        Procedure to Exercise Class B Warrants and Class C Warrants. A portion of the Class B Warrants included in this Prospectus has been issued and outstanding since they were issued upon completion of the exchange offer on April 30, 2001. Certain Class C Warrants were issued shortly after the completion of the exchange offer to persons who exercised Class B Warrants. This Prospectus also includes an additional 1,350,000 Class B Warrants that were issued in a private placement in December 2000 and July 2001. Many of these warrants have been transferred by the original owners. All of the remaining warrants are eligible for trading pursuant to Rule 144(k) except to the extent they are held by affiliates. We have no knowledge that any affiliate owns any of our Class B or Class C warrants.

        Each registered holder of a Class B Warrant or a Class C Warrant should have possession of a certificate that represents that warrant. Persons who hold their Class B Warrants or their Class C Warrants in a brokerage account or otherwise in a "street name" account may ask their brokers to deliver a certificate for their Class B Warrant or their Class C Warrant to them.

        Registered Holders.    If you are a registered holder, and if you have possession of the certificate for your Class B Warrant or Class C Warrant, in order to exercise a warrant, you must:

  •
  complete the subscription form which is included as a part of the warrant certificate;

  •
  sign the subscription form and have your signature medallion guaranteed by a broker-dealer member of the STAMP program;

  •
  deliver the original warrant certificate with the completed, signed, and medallion guaranteed subscription form to Continental Stock Transfer & Trust Co., Inc., 17 Battery Place, 8th Floor, New York, NY 10004, Attn: Compliance Department; and

  •
  include your payment for the exercise price ($1.50 times the number of warrants being exercised for the Class B Warrants; and $2.50 times the number of warrants being exercised for the Class C Warrants). You must pay for the exercise by certified or bank cashiers' check payable in United States funds to the order of Isonics Corporation. If you prefer to wire transfer funds, you should contact Continental Stock Transfer & Trust Company by telephone and request wiring instructions. Continental Stock Transfer can be reached by telephone at (212) 509-4000.

        We recommend that you do not send your warrant certificate or funds through the regular U.S. Mail. We recommend that you use registered or certified U.S. Mail, or a courier service that will provide you a receipt indicating that Continental Stock Transfer received your warrant certificate and payment. Neither we, nor Continental Stock Transfer, are responsible for your warrant certificate or your payment until Continental Stock Transfer actually receives delivery. Do not send warrant certificates or payment directly to Isonics Corporation.

        Warrants held in a Brokerage Account or Otherwise in Street-Name.    If you hold your Class B Warrants or Class C Warrants in a brokerage account or otherwise in a "street name" account, you must follow the procedures required by your broker, dealer, or other street-name holder.

        Lost Warrant Certificates.    If you have lost your warrant certificate, you must contact Continental Stock Transfer & Trust Co., Inc., and follow the procedures established by Continental Stock Transfer for your lost warrant certificate.

        Tax Aspects.    No gain or loss will be recognized by a holder of any of our Warrants held for investment on the holder's purchase of Common Stock for cash upon exercise of the warrant. The adjusted tax basis of the Common Stock so acquired will be equal to the tax basis of the warrant plus the exercise price. The holding period of the Common Stock acquired upon the exercise of a warrant, will begin on the date the warrant is exercised and the Common Stock is purchased.

        No Underwriter, Etc.    No underwriter, dealer, or finder, or other person has the right to receive any reimbursement of expenses, any right to appoint a representative to our board of directors, or the right to receive indemnification from us. To our knowledge, no person is engaging in passive market making or stabilizing or other transactions.

PLAN OF DISTRIBUTION

        We are offering shares of common stock and Class C warrants upon exercise of outstanding Class B warrants; we are offering shares of common stock upon exercise of outstanding and issuable Class C warrants. We are not offering our shares of common stock or warrants in any other circumstance.

        Once acquired, the holders will be entitled to re-sell the shares of common stock and Class C warrants in private transactions, through a broker-dealer, with a market-maker, or otherwise unless the holder is an underwriter or one of our affiliates. If a holder is an affiliate, the holder will be obligated to re-sell the securities pursuant to Rule 144 or some other available exemption from registration. To our knowledge, no affiliate owns any Class B warrants or Class C warrants.

DESCRIPTION OF SECURITIES

        Our authorized capital stock consists of 75,000,000 shares of common stock and 7,598,716 shares of Preferred Stock. As of July 31, 2005, there were outstanding:

  •
  30,431,701 shares of common stock;

  •
  6,666 shares of Series A Stock as described elsewhere herein;

  •
  10,000 shares of Series E Stock as described elsewhere herein;

  •
  $22,770,000 of Convertible Debentures;

  •
  2,733,647 shares issuable upon exercise of options issued pursuant to our employee benefit plans;

  •
  5,234,510 shares issuable upon exercise of outstanding common stock warrants.

        At the present time there are no outstanding shares of the Series B, C or D Convertible Preferred Stock.

Common Stock

        Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the Board of Directors may from time to time determine.

        Each shareholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of shareholders.

        Cumulative voting for the election of directors is specifically authorized by the Bylaws. Under cumulative voting for the election of directors, upon a proper and timely request by a shareholder, each shareholder is entitled to cast a number of votes equal to the number of shares held multiplied by the number of directors to be elected. The votes may be cast for one or more candidates. Thus, under cumulative voting, a majority of the outstanding shares will not necessarily be able to elect all of the directors, and minority shareholders may be entitled to greater voting power with respect to election of directors than if cumulative voting did not apply.

        The Bylaws provide that so long as we are a "listed corporation" as defined by applicable California law, there will not be cumulative voting in connection with the election of directors. Under §301.5(d) of the California Corporations Code, a "listed corporation" is defined to include a "corporation with outstanding shares listed on the New York Stock Exchange or the American Stock Exchange" and a "corporation with outstanding securities listed on the National Market System of the Nasdaq Stock Market (or any successor to that entity)." At the present time however, we are not a "listed company" as defined in California law, and as a result cumulative voting will continue to apply in connection with the election of directors.

        The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of Isonics, the remaining assets legally available for distribution to shareholders, after payment of claims or creditors and payment of liquidation preferences, if any, on outstanding preferred stock, are distributable ratably among the holders of the common stock and any participating preferred stock outstanding at that time. Each outstanding share of common stock is fully paid and nonassessable.

Series A Convertible Preferred Stock

        The Series A Stock consisted of 1,850,000 shares issued with a liquidation preference of $1.50 per share and a right to convert the shares based on a one for one basis. As of July 31, 2005, 6,666 shares of Series A Stock remain outstanding. The conversion right of the preferred stock is currently two shares of common stock for each share of Series A Stock (an effective conversion rate of $.75 per share). The Series A Stock is entitled to dividends or distributions equal to the amount of the dividend or distribution per share of common stock payable at such time multiplied by the number of shares of common stock then obtainable upon conversion of such Series A Stock.

        The Redemption Trigger Date for the Series A Stock was the business day immediately following the thirtieth consecutive trading day that the average closing price during such trading days (or, if no closing price is reported, the average of the bid and ask prices) of the shares of common stock was above $8.00 per share (which minimum price shall be proportionally adjusted for stock splits, stock dividends, reverse stock splits and any other subdivision or combination of the common stock). As we have met the Redemption Trigger Date, we may redeem all or any part of the Series A Stock at our election at any time and from time to time. The Series A Stock is convertible into common stock at the option of the holder until and unless we choose to redeem such shares and, until converted, at any meeting of our shareholders, each share of Series A Stock is entitled to the number of votes equal to the number of shares of common stock into which the Series A Stock is then convertible. The shares of common stock underlying our Series A Convertible Preferred Stock have been registered on a Form S-3 registration statement for resale by the holders.

Series E Convertible Preferred Stock Issued In October 2004

        The Series E Stock consisted of 33,000 shares issued with a liquidation preference of $100 per share and any declared but unpaid dividends on such share, before any payment shall be made to the holders of our common stock, or any other stock ranking junior to the Series E Stock with regard to any distribution of assets upon liquidation, dissolution or winding up of Isonics. All holders of the Series E Stock shall be entitled to receive mandatory monthly dividends (for the period of one year from the issuance date) at an annual rate equal to the product of multiplying $100 per share by eight percent (8%). The dividends are payable monthly in arrears on the last day of each month, in cash, based on the numbers of shares of Series E Stock outstanding as of the first day of such month.

        The number of shares of common stock into which one share of Series E Stock is convertible is determined by dividing the price of one share of Series E Stock ($100.00) by the conversion price. The conversion price is 75% of the average of the lowest three intra-day trading prices of Isonics common stock during the 5 trading days immediately preceding the conversion date. The conversion price is subject to a minimum amount of $1.00 per share and a maximum amount of $1.24 per share subject to adjustment in the event a stock split or stock combination occurs or the holders of the Series E Stock are entitled to certain dividends and distributions. The conversion of the Series E Stock is subject to the share issuance limitations described below.

        As of July 31, 2005, 23,000 shares of the Series E Stock have been converted into 1,854,838 shares of common stock. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Series E Stock are entitled to receive, when, as and if declared by the Board of Directors, out of any assets of Isonics legally available therefore, such dividends as may be declared from time to time by the Board of Directors. The Series E Stock is not entitled to vote at our shareholder's meetings.

        In the event of any dissolution or winding up of Isonics, whether voluntary or involuntary, holders of each outstanding share of Series A and E Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to shareholders, whether such assets are capital, surplus or earnings, an amount equal to their respective liquidation preferences before any payment shall be made to the holders of the common stock, or any other stock of the Corporation ranking junior with regard to any distribution of assets upon a liquidation, dissolution or winding up of Isonics. The shares of common stock underlying our Series E Convertible Preferred Stock have been registered on a Form S-3 registration statement for resale by the holders.

Warrants Issued With the Series E Convertible Preferred Stock

        Each common stock warrant issued with the Series E Stock is exercisable to purchase one share of common stock through October 4, 2007. One-half (307,000) of the common stock warrants have an exercise price of $1.24 per share; the remaining one-half of the common stock warrants have an exercise price of $1.35 per share. These warrants are subject to normal anti-dilution provisions in addition to the share issuance limitations described below. These warrants are exercisable only for cash. The shares of common stock underlying these warrants have been registered on a Form S-3 registration statement for resale by the holders.

Share Issuance Limitations—Holder

        No holder may convert the Series E Stock or exercise warrants if the result of such conversion or exercise is that the holder and all persons affiliated with the holder would have beneficial ownership (calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended) that exceeds 9.99% of our then-outstanding common stock.

8% Convertible Debenture and Warrants Issued in the February 2005 Transaction

8% Convertible Debentures

        The 8% Convertible Debentures (the "Debentures") were issued in the total principal amount of $22,770,000. The Debentures bear an interest rate of 8% (payable at the end of each calendar quarter and monthly beginning in March 2006) and will mature on February 28, 2007.

        We may not prepay the principal amount of the Debentures without the consent of the Debenture holders ("the Holders"). The Holders may convert the Debentures into shares of our common stock at any time (and from time to time) at a conversion price of $5.00 per share. The shares of common stock underlying these convertible debentures have been registered on a Form S-3 registration statement for resale by the holders. As of July 31, 2005, no Debentures have been converted into common stock.

        We have agreed to reduce the principal amount of the Debentures by 1/12th per month beginning March 1, 2006 (approximately one year after the Closing Date). If certain "equity conditions" have been met (and subject to the "share issuance limitations" discussed below), we may, at our discretion, redeem the debentures in cash or shares of our common stock. If we choose to redeem the Debentures in shares of our common stock, we must do so at a price equal to the lesser of the conversion price (as it may be adjusted) and 88% of the average of the ten closing prices ending on the trading day immediately prior to the applicable monthly redemption date.

        We also have the option, at our discretion, to make quarterly interest payments in either cash or common stock provided the "equity conditions" are met and subject to the share issuance limitations discussed below. If the "equity conditions" have been met and we choose to give the Holders notice of our intention to pay interest in common stock, we will do so by pricing the common stock at the lesser of the conversion price (as adjusted) and 90% of the lesser of (i) the average of the 20 closing prices ending on the trading day immediately prior to the applicable interest payment date or (ii) the average of the 20 closing prices ending on the trading day immediately prior to the date the applicable interest payment shares are issued and delivered if after the interest payment date.

        We are only able to redeem the Debentures or pay interest by issuing shares of our common stock if the "equity conditions" are met and subject to the share issuance limitations discussed below. As defined in the Debentures, the term "equity conditions" means that:

  (i)
  we shall have duly honored all conversions and redemptions scheduled to occur or occurring by virtue of one or more notice(s) of conversions, if any,

  (ii)
  all liquidated damages and other amounts owing in respect of the Debentures (if any) shall have been paid;

  (iii)
  there is an effective registration statement pursuant to which the holder is permitted to utilize the prospectus to resell all of the shares issuable pursuant to the debentures and the warrants issued with the debentures (and we believe, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future),

  (iv)
  our common stock is trading on our principal trading market and all of the shares issuable pursuant to the debentures and the warrants issued with the debentures are listed for trading on that market (and we believe, in good faith, that trading of our common stock on that trading market will continue uninterrupted for the foreseeable future),

  (v)
  there is a sufficient number of authorized but unissued and otherwise unreserved shares of common stock for the issuance of all of the shares issuable pursuant to the Debentures and the warrants issued with the Debentures,

  (vi)
  there is then existing no event of default under the Debenture, or event which, with the passage of time or the giving of notice, would constitute an event of default,

  (vii)
  all of the shares issued or issuable pursuant to the transaction proposed would not violate the share issuance limitations described below, and

  (viii)
  there is no pending or proposed fundamental transaction (defined to include things like a merger), change of control transaction (defined to include a change of ownership of 33%) or acquisition transaction that has not been publicly announced.

        Under certain circumstances, the Holders are entitled to have the number of shares issuable pursuant to the Debenture adjusted to correspond to common stock holders' rights to any stock dividend, stock split, stock combination or reclassification of shares.

        We may be required to prepay the Debentures in the event certain transactions or events of default occur. The amount of such mandatory prepayment is calculated at 130% above the actual principal amount subject to repayment at that time. In addition to the 30% premium in those cases, we will also have to pay accrued interest and all other amounts due.

        We have the right to force the conversion of the Debentures to common stock after February 24, 2006 if our common stock has reached a price that exceeds $7.50 for 20 out of 30 consecutive trading days, a registration statement for the shares exists and the equity conditions exist (and subject to the share issuance limitations discussed below).

        If we fail to deliver common stock certificates within the allotted time after a conversion of a Debenture, we will be required to pay liquidated damages in the amount of 1% per trading day for the principal amount of the Debenture being converted. These damages apply for each trading day up through 5 trading days, after which time liquidated damages increase to 2% per trading day until the certificates are delivered.

        The Debentures provide that an event of default occurs, among numerous other instances, if:

  (1)
  we default or have an event of default under any material term of the Debenture or other documents entered into with the Debenture;

  (2)
  we are a party to a change of control transaction or we enter into a contract with respect to same;

  (3)
  we merge into or consolidate with another person or entity and after the transaction, our stockholders immediately prior to the transaction own less than 33% of the aggregate voting power of Isonics or the successor entity immediately after such transaction;

  (4)
  we sell or transfer assets to another person and our stockholders immediately prior to such transaction own less than 66% of the aggregate voting power of the acquiring entity immediately after the transaction; and

  (5)
  replacement at one time or within a three year period of more than one-half of the members of our board of directors which is not approved by a majority of those individuals who are members of the board of directors on February 24, 2005, or we enter into a contract with respect to same;

  (6)
  a registration statement is not declared effective by the Securities and Exchange Commission no later than November 21, 2005;

  (7)
  if the effectiveness of the registration statement lapses or the holders of the common stock issued pursuant to the debentures or warrants are not permitted to resell under the registration statement for a certain period of time.

        Remedies for an event of default include the option to accelerate payment of the full principal amount of the debentures, together with interest and other amounts due, to the date of acceleration. The principal amount of the debentures shall be equal to 130% of the then-principal amount of the debentures plus all interest and other amounts due or a conversion calculation, whichever is higher.

Warrants Issued With the 8% Convertible Debentures

        In the February 2005 transaction, we also issued warrants to purchase 1,593,900 shares of our common stock at a price of $6.25 per share, which are exercisable through February 24, 2008. These warrants are exercisable only for cash. The shares of common stock underlying these warrants have been registered on a Form S-3 registration statement for resale by the holders.

        The warrants include normal anti-dilution provisions. In addition, the warrants require an automatic repricing of the warrant if we make certain sales of our common stock or common stock equivalents in a capital-raising transaction at a price below the warrant exercise price. This "ratchet adjustment" provision does not apply in the case of exempt issuances (described below).

Share Issuance Limitations Applicable to the Holders

        The Debentures and the warrants issued with the Debentures have certain limitations on our ability to issue shares to the Holders. Under the terms of the Debentures and the warrants, we are prohibited from issuing shares of our common stock to the holders of the Debentures (upon conversion, in payment of interest, or in redemption or payment of the Debentures) and the warrants (upon exercise) if:

  The issuance would result in any holder beneficially owning more than 4.99% of our outstanding common stock (although the holders can waive this provision upon more than 60 days' notice to us); or

  The issuance would result in more than 5,514,601 shares having been issued pursuant to the Debentures and the Warrants (19.999% of the total number of shares outstanding on February 24, 2005) unless our shareholders have approved the transaction as required by the Nasdaq Marketplace rules.

        If our shareholders approve the transaction, the 19.999% contractual limitation as to the number of shares that can be issued will no longer be applicable, although the 4.99% limitation will continue to be applicable until (if ever) waived by a holder. Waiver by one holder does not eliminate the provision as to any other holder.

Share Issuance Limitations Applicable to Isonics

        With the exception of "Exempt Issuances," we have agreed to give the holders of the Debentures a right of first refusal in all of our financings for a period of 12 months commencing July 26, 2005, subject to a prior right of first refusal given to AMI, the purchaser of our Series E Stock in October 2004.

        With the exception of "Exempt Issuances," we have also agreed not to sell any common stock or common stock equivalents through the period ending 90 days after the effectiveness of the registration statement on Form S-3 on July 26, 2005.

        For the purposes of the Debentures and the warrants, the term "Exempt Issuance" means the issuance of

  (a)
  shares of our common stock or options to our employees, officers or directors pursuant to any stock or option plan duly adopted by a majority of the non-employee members of our Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose,

  (b)
  shares of our common stock or options to our non-employee directors pursuant to our directors' stock option plan,

  (c)
  shares of our common stock or options or warrants to non-employee consultants as compensation for services rendered, in an aggregate amount not to exceed 1,000,000 shares or equivalents for any twelve-month period,

  (d)
  securities upon (i) the exercise of or conversion of any securities issued hereunder, (ii) the exercise or conversion of any convertible securities, options or warrants issued and outstanding on February 24, 2005, or (iii) the application of any anti-dilution provisions contained in the debentures or the warrants issued with the debentures or that are outstanding on February 24, 2005, or that are issuable pursuant to our employee benefit plans, provided that the material terms of such issuances in clauses (i)-(iii) are determined on February 24, 2005, and are not amended after that date to increase the number of such securities or to decrease the exercise or conversion price of any such securities, and

  (e)
  securities issued pursuant to acquisitions or strategic transactions, provided any such issuance shall only be to a person which is, itself or through its subsidiaries, an operating company in which we anticipate receiving benefits in addition to the investment of funds, but shall not include a transaction in which we are issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

Transfer Agent

        The transfer agent for our common stock is Continental Stock Transfer & Trust Co. Inc., 17 Battery Place, 8th Floor, New York, NY 10004.

SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

        Our Articles of Incorporation require us to indemnify our officers, directors, employees and agents against certain liabilities incurred by them in those capacities if they acted in good faith and reasonably believed their conduct was in our best interests or not opposed to it. We are also required to indemnify a person who is or was a director, officer, employee or agent of ours and who was successful, on the merits or otherwise, in defense of any proceeding to which he was a party, against reasonable expenses, which include attorneys' fees, incurred by him or her in connection with the proceeding.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Isonics under the provisions discussed in the previous paragraph, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

EXPERTS

        The financial statements incorporated by reference in this Prospectus and Registration Statement have been audited by Hein & Associates LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report also incorporated by reference, and are included in reliance upon such report and upon the authority of such Firm as experts in accounting and auditing.

LEGAL MATTERS

        Lord, Bissell & Brook, LLP, Los Angeles, California, has passed on the validity of the shares of common stock offered hereby under California law, but has not otherwise participated in the preparation of this Prospectus or the Registration Statement of which this Prospectus is a part.